Exhibit (m)(5)(b) Amended Appendix A to the Distribution Plan pursuant to Rule 12b-1 for the Class A shares

APPENDIX A

(to the Class A Shares

Service and Distribution Plan Under Rule 12b-1)

May 1, 2008

Forward Asia Ex-Japan Equities Fund

Forward Eastern Europe Equities Fund

Forward Emerging Markets Fund

Forward International Equity Fund

Forward International Fixed Income Fund

Forward International Small Companies Fund

Forward Large Cap Equity Fund

Forward Legato Fund

Forward Long/Short Credit Analysis Fund

Forward Mini-Cap Fund

Forward Progressive Real Estate Fund

Forward Small Cap Equity Fund

Sierra Club Stock Fund